UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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Securities Exchange Act of 1934

(Amendment No.    )

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Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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Notice of Action by Written Consent of Majority Shareholder

In Lieu of a Meeting of Stockholders to Elect Directors

and Information Statement

April 29, 2016

To the Stockholders of Commonwealth Edison Company:

Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about June 10, 2016, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following directors: James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Peter Fazio, Michael Moskow, Denis O’Brien, Anne Pramaggiore, and Jesse H. Ruiz.

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.

Very truly yours,

Bruce G. Wilson

Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being provided to you in connection with the action by written consent of the majority stockholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about June 10, 2016.

ComEd is an indirect majority-owned subsidiary of Exelon Corporation (“Exelon”). As of March 31, 2016, ComEd had outstanding 127,017,042 shares of Common Stock, $12.50 par value (the “ComEd Common Stock”), 127,002,904, or over 99%, of which are owned by Exelon Energy Delivery Company, a wholly-owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for director named under “Election of Directors” below. Consequently, the election of these directors is expected to be approved.

Exelon is a utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois, Baltimore Gas and Electric Company (“BGE”) in Baltimore and central Maryland, PECO Energy Company (“PECO”) in Philadelphia and southeastern Pennsylvania, Atlantic City Electric Company in southern New Jersey, Delmarva Power & Light Company in Delaware and Maryland, and Potomac Electric Power Company in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services.

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Composition of the Board

ComEd is a controlled subsidiary of Exelon and does not have a separate nominating committee. Instead, those functions are fulfilled by the corporate governance committee of the Exelon board of directors. Because ComEd is a controlled subsidiary of Exelon, there is no policy with regard to the consideration of any director candidates recommended by ComEd shareholders other than Exelon.

The board of directors of ComEd consists of nine members. All directors are being elected because they have been previously elected or appointed by the board of directors on the recommendation of the corporate governance committee of Exelon.

ComEd’s Bylaws and Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Five of the directors are “independent” directors under this standard. The current membership of the ComEd board represents a range of backgrounds and experience and diversity. The board consists of nine directors who range in age from 51 to 78, with an average age of 65.2 and a median age of 64.

The directors have a wide diversity of experience that fills the needs of the board. Three directors are current or former CEOs of corporations. Two have served in government. Two have experience in banking. Individual directors have expertise in utility matters and law. Three of the directors have operational responsibility for Exelon or ComEd. All but two of the directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers.

Biographical information about each of the directors follows.

Election of Directors

The persons listed below, each of whom is a current member of the board, will be elected as director to serve until their successors are elected.

James Compton, Age 78. Mr. Compton has served as a director of ComEd since 2006. Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as the President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves on the Board of Trustees of Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a director of ComEd from 1989 through 2000 and having served as a director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and as an African-American man contributes to ComEd’s outreach to diverse groups in Chicago.

Christopher M. Crane, Age 57. Mr. Crane has served as a director and the chair of the ComEd board since 2012. Mr. Crane is President and Chief Executive Officer of Exelon Corporation since March 2012. Previously, he served as President and Chief Operating Officer, Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. He is vice chairman of the Edison Electric Institute and chairman of the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. He is an executive committee member and immediate past chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association, where he has also served as chairman of the New Plant Oversight Committee and as a member of the Nuclear Strategic Issues Advisory Committee, the Nuclear Fuel Supply Committee and the Materials Initiative Group. He is also a member of the board of governors of the World Association of Nuclear Operators. Mr. Crane served as a director of Aleris International Inc. from 2010 through 2013 (manufacture and sale of aluminum rolled and extruded products), where he served on the compensation committee and as the chair of the nominating and corporate governance committee. Mr. Crane also serves as chair of the boards of directors of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC.

A. Steven Crown, Age 64, has served as a director since 2011. He is a general partner of Henry Crown and Company, and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd board.

Nicholas DeBenedictis, Age 70, has served as a director of ComEd since 2013 and a director of Exelon since 2002. Mr. DeBenedictis serves on the Exelon corporate governance, finance and risk, and generation oversight committees. Mr. DeBenedictis is the chairman of Aqua America, Inc. a water utility with operations in 10 states. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency. Mr. DeBenedictis has been a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he has served on the audit, compensation & finance, and nominating and corporate governance committees, and a director of MISTRAS Group (non-destructive testing) since October 2015, where he serves on the Audit Committee. As a former CEO of a public company, Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect ComEd. His experience with environmental regulation also contributes to his service to the ComEd board.

Peter Fazio, Age 76. Mr. Fazio has been a director of ComEd since 2007. Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP and served as past chairman, Executive Committee member and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd board knowledge of utility regulatory and legal issues.

Michael Moskow, Age 78. Mr. Moskow has served as a director of ComEd since 2008. Mr. Moskow is the Vice Chair and a Distinguished Fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He is a director of Discover Financial Services, Northern Trust Mutual Funds and Taylor Capital Group and served as a director of Diamond Technology from 2008 through 2011. Mr. Moskow is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that ComEd serves.

Denis O’Brien, Age 56. Mr. O’Brien has served as a director and vice chair of the ComEd board since 2012. As the chief executive officer of Exelon Utilities, Mr. O’Brien oversees the utility businesses of Exelon at ComEd, BGE, PECO, and PHI. Mr. O’Brien is also a senior executive vice president of Exelon. Previously, Mr. O’Brien served as executive vice president of Exelon and chief executive officer of Philadelphia-based PECO, Pennsylvania’s largest electric and natural gas utility.

Anne Pramaggiore, Age 57. Ms. Pramaggiore has served as a director of ComEd since 2012. In February 2012, Ms. Pramaggiore became the president and chief executive officer of ComEd. Prior to her appointment, Ms. Pramaggiore served as president and chief operating officer of ComEd from 2009 through 2012, where she was responsible for overseeing the day-to-day operations of ComEd. Before being named as president and chief operating officer, Ms. Pramaggiore served as executive vice president of Customer Operations, Regulatory and External Affairs.

Jesse Ruiz, Age 51. Mr. Ruiz has served as a director of ComEd since 2006. He is a corporate and securities partner at the law firm of Drinker Biddle & Reath, LLP and serves as the Vice President of the Chicago Board of Education. Mr. Ruiz is also the former chairman of the Illinois State Board of Education. Mr. Ruiz’s legal and government experience in the state and city where ComEd conducts its business has enabled him to contribute to the ComEd board on multiple levels. Mr. Ruiz also contributes to ComEd’s outreach to diverse groups.

ComEd Governance

Independence Standards

As noted above, ComEd’s Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, BGE, PECO or any other Exelon affiliate. Messrs. Compton, Crown, Fazio, Moskow and Ruiz are independent directors under this standard. The Corporate Governance Principles further require that the independent director or directors approve certain actions, including the declaration of dividends, the purchase of electric energy and seeking protection from creditors under bankruptcy or related laws.

Board Leadership Structure

Christopher M. Crane, the chief executive officer of Exelon, serves as chair of the ComEd board of directors. Denis P. O’Brien serves as the chief executive officer of Exelon Utilities, a senior executive vice president of Exelon, and the vice chair of the ComEd board. Because ComEd is a controlled subsidiary of Exelon, the ComEd board of directors has not seen any need to adopt a policy with respect to whether or not the positions of chair of the ComEd board of directors and chief executive officer should be held by the same person.

Attendance at Meetings

During 2015, ComEd’s board of directors held four meetings. In 2016, the ComEd board has held two meetings to date. The directors had an average attendance of approximately 94.44 percent for all board meetings in 2015.

Board Committees

ComEd is a controlled subsidiary of Exelon and does not have separate audit, nominating and compensation committees. Instead, those functions are fulfilled by the audit, corporate governance and compensation committees of the Exelon board of directors. The ComEd board established an executive committee in January 2014 that meets only as needed. The executive committee is authorized to act when it is not convenient to call a meeting of the full ComEd board. The members of the executive committee are Ms. Pramaggiore and Messrs. Crane, O’Brien and Fazio.

Board Oversight of Risk

As a controlled company, ComEd’s risk is managed by its board of directors in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond our control. Exelon has a risk management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, a Chief Credit Officer and a full-time staff of 130. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. Exelon also has a Risk Management Committee comprising company officers who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of Exelon regularly meets with the Chief Enterprise Risk Officer and the Risk Management Committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the risk management group perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the probability and severity of the identified risks. The Chief Enterprise Risk Officer and senior executives of Exelon discuss those risks with the board’s finance and risk committee as well as the audit committee and, when appropriate, the BGE, ComEd, PECO and PHI boards of directors. In addition, the Exelon board’s generation oversight committee evaluates risks related to the company’s generation business. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities and business strategies.

Board/Committee/Director Evaluation and Director Education

The ComEd board does not have a separate process for board, committee or director evaluation. Because ComEd is a controlled subsidiary, the ComEd board is evaluated by the Exelon corporate governance committee.

The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. New directors receive materials about ComEd, the board and board policies and operations and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs.

Continuing director education is provided during portions of regular board meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The company pays the cost for any director to attend outside director education seminars on topics relevant to their service as directors.

Independent Auditor

ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon audit committee fulfills that function for ComEd. In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent auditor. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the auditor’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, the issuance of comfort letters and consents in relation to financings, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent auditor. None of the services provided by the independent auditor was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

In 2015 the audit committee reviewed the PricewaterhouseCoopers 2015 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2015 and December 31, 2014, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended Dec. 31, 2015	Year Ended Dec. 31, 2014
Audit Fees	1,805	2,008
Audit-Related Fees	66	17
Tax Fees	8	23
All Other Fees	2	5

Total	1,881	2,053

Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.

Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.

Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee

The audit committee’s primary responsibility is to assist the board of directors in fulfilling its responsibility to oversee and review the quality and integrity of the company’s financial statements and internal controls over financial reporting, the independent auditor’s qualifications and independence, and the performance of the company’s internal audit function and of its independent auditor.

The audit committee is comprised entirely of independent directors and is governed by a board-approved, written charter stating its responsibilities. The charter is reviewed annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback. The audit committee charter was last amended on January 26, 2016, and is available on the Exelon website at www.exeloncorp.com on the corporate governance page under the Investors tab, and is available in print to any shareholder who requests a copy from Exelon’s corporate secretary as described on page 7 of this Information Statement.

The audit committee satisfies the independence, financial experience and other qualification requirements of the New York Stock Exchange (NYSE) and applicable securities laws and regulations. The board of directors has determined that each of the members of the audit committee is an “audit committee financial expert” for purposes of the SEC’s rules and also that each of the members of the audit committee is independent as defined by the rules of the NYSE and Exelon’s Corporate Governance Principles.

Under its charter, the audit committee’s principal duties include:

•	Having sole authority to appoint, retain, or replace the independent auditor, subject to shareholder ratification, and to oversee the independence, compensation and performance of the independent auditor;

•	Reviewing financial reporting and accounting policies and practices;

•	Overseeing the work of the internal auditor and reviewing internal controls;

•	With the advice and assistance of the finance and risk committee, reviewing in a general manner the processes by which Exelon assesses and manages enterprise risk; and

•	Reviewing policies and procedures with respect to internal audits of officers’ and directors’ expenses, compliance with Exelon’s Code of Business Conduct, and the receipt and response to complaints regarding accounting, internal controls or auditing matters.

Each member of the audit committee also serves on the finance and risk committee. On occasion, the audit and finance and risk committees have met jointly to review areas of mutual interest between the two committees.

The audit committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent auditor, the internal auditors, and the chief legal officer.

The audit committee met eight times in 2015, fulfilling its duties and responsibilities as outlined in its charter, as well as receiving periodic updates on the company’s financial performance and strategic initiatives, as well as other matters germane to its responsibilities.

Management has primary responsibility for preparing the company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

In this context, the audit committee has reviewed and discussed with management and PwC the company’s audited financial statements contained in the 2015 Annual Report on SEC Form 10-K, including the critical accounting policies applied by the company in the preparation of these financial statements. The audit committee discussed with PwC the requirements of the Public Company Accounting Oversight Board (PCAOB), and had the opportunity to ask PwC questions relating to such matters. These discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

At each of its meetings in 2015, the audit committee met with the company’s chief financial officer and other senior members of the company’s financial management. The audit committee reviewed with PwC and the company’s internal auditor the overall scope and plans for their respective audits in 2015. The audit committee also received regular updates from the company’s internal auditor on internal controls and business risks and from the company’s general counsel on compliance and ethics issues.

The audit committee met with the internal auditor and PwC, with and without management present, to discuss their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee also met with the company’s general counsel and deputy general counsel, with and without management present, to review and discuss compliance and ethics matters, including compliance with the company’s Code of Business Conduct.

On an ongoing basis, the audit committee considers the independence, qualifications, compensation and performance of PwC. Such consideration includes reviewing the written disclosures and the letter provided by PwC in accordance with applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and discussing with PwC their independence.

The audit committee is responsible for the approval of audit fees, and the committee reviewed and pre-approved all fees paid to PwC in 2015. The audit committee has adopted a policy for pre-approval of services to be performed by the independent auditor. Further information on this policy and on the fees paid to PwC in 2015 and 2014 can be found in the section of this proxy statement titled “Ratification of PriceWaterhouseCoopers LLP as Exelon’s Independent Auditor for 2016.” The audit committee periodically reviews the level of fees approved for payment to PwC and the pre-approved non-audit services PwC has provided to the company to ensure their compatibility with independence. The audit committee also monitors the company’s hiring of former employees of PwC.

The audit committee monitors the performance of PwC’s lead partner responsible for the audit, oversees the required rotation of PwC’s lead audit partner and, through the audit committee chair, reviews and approves the selection of the lead audit partner. In addition, to help ensure auditor independence, the audit committee periodically considers whether there should be a rotation of the independent auditor.

PwC has served as the company’s independent auditor since the company’s formation in 2000. As in prior years, the audit committee and management have engaged in a review of PwC in connection with the audit committee’s consideration of whether to recommend that shareholders ratify the selection of PwC as the company’s independent auditor for 2016. In that review, the audit committee considered both the continued independence of PwC and whether retaining PwC is in the best interests of the company and its shareholders. In addition to independence, other factors considered by the audit committee included:

•	PwC’s historical and recent overall performance on the audit, including the quality of the audit committee’s ongoing discussions with PwC;

•	PwC’s expertise and capability in handling the accounting, internal control, process and system risks and practices present in the company’s energy generation and utility businesses, including relative to the corresponding expertise and capabilities of other audit firms;

•	the quality, quantity and geographic location of PwC staff, and PwC’s ability to provide responsive service;

•	PwC’s tenure as the company’s independent auditor and its familiarity with the company’s operations and businesses, accounting policies and practices and internal control over financial reporting;

•	the significant time commitment required to onboard and educate a new audit firm that could distract management’s focus on financial reporting and internal control;

•	the appropriateness of PwC’s fees, on both an absolute basis and as compared to services provided by other auditing firms to peer companies;

•	an assessment of PwC’s identification of its known significant legal risks and proceedings that may impair PwC’s ability to perform the audit; and

•	external information on audit quality and performance, including recent PCAOB reports on PwC and its peer firms.

The audit committee has concluded that PwC is independent from the company and its management, and has retained PwC as the company’s independent auditor for 2016. The audit committee and the board believe that the continued retention of PwC is in the best interests of the company and its shareholders and have recommended that shareholders ratify the appointment of PwC as the company’s independent auditor for 2016.

In addition, in reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

February 8, 2016

The Exelon Audit Committee

Anthony K. Anderson, Chair
Ann C. Berzin
Yves C. de Balmann
Paul L. Joskow
Richard W. Mies

Stephen D. Steinour

Related Person Transactions

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from BGE, ComEd, PECO or PHI at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the Exelon board reviewed all commercial, charitable, civic and other relationships with Exelon in 2015 that were disclosed by directors and executive officers of Exelon, BGE, ComEd, and PECO, and by executive officers of Exelon Generation Company that required separate consideration and ratification. The Exelon Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The Exelon corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The Exelon corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the Exelon board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimis nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms- length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under set, tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only two of the related person transactions are required to be disclosed in this Information Statement.

Drinker Biddle & Reath LLP provided legal services to Exelon and ComEd during 2015. Mr. Ruiz, a member of the ComEd board of directors, is a partner of Drinker Biddle & Reath LLP. Mr. Ruiz does not provide any services to Exelon or ComEd and is not compensated for the services provided by Drinker Biddle & Reath LLP.

Sidley Austin LLP provided legal services to Exelon and ComEd during 2015. The spouse of Mr. Ruiz, a member of the ComEd board of directors, is a partner of Sidley Austin LLP.

Process for Stockholder Communications with the Board

Stockholders and other interested persons can communicate with the directors by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Corporate Secretary will review communications initially and transmit a summary to the directors and will exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. The Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com. These processes may also be used to communicate with the ComEd board of directors or to report ethics concerns relating to ComEd.

Availability of Corporate Documents

The Exelon Code of Business Conduct, which is the code of conduct applicable to ComEd, is available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, Exelon’s Compensation Consultant Independence Policy and all of Exelon’s and ComEd’s filings submitted to the SEC are available on the website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this information statement.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Executive Compensation

The compensation of ComEd’s named executive officers is set under the direction of the compensation and leadership development committee of the board of directors of Exelon, generally consistent with Exelon’s overall compensation and benefits programs and policies, and is subject to review by the ComEd board of directors. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis and compensation disclosure that follows is adapted from the compensation discussion and analysis and compensation disclosure that was included in the 2016 proxy statement for Exelon and includes the information pertaining to ComEd executive compensation. The compensation and leadership development committee of Exelon provided a report on the compensation discussion and analysis that was included in the proxy statement for Exelon’s 2016 annual meeting and is presented below just before Compensation Discussion and Analysis.

Executive officers may be involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the Exelon compensation and leadership development committee makes the determinations with respect to compensation programs and adjustments. The Exelon chairman and the Exelon CEO are considered invited guests and are welcome to attend the meetings of the compensation and leadership development committee. The chairman and the CEO cannot call meetings of the compensation and leadership development committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s and ComEd’s business plan. The compensation and leadership development committee reviews the recommendations and establishes the final goals. The compensation and leadership development committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s incentive payouts, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The Exelon CEO reviews all of the recommendations of the executive officers before they are presented to the compensation and leadership development committee. The human resources function provides to the compensation and leadership development committee data showing the history of the compensation of the executive officers and data that analyzes the cost of a range of several alternatives for changes to the compensation of the executive officers.

The compensation and leadership development committee has delegated to the Exelon CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 600,000 shares in the aggregate, and 20,000 shares per recipient in any year. The compensation and leadership development committee reviews and ratifies these grants.

Compensation Consultant

Pursuant to the compensation and leadership development committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation and leadership development committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee.

The compensation and leadership development committee has engaged Semler Brossy Consulting Group, LLC and its Managing Principal Ms. Blair Jones as its consultant. The committee determined that Semler Brossy offered the strongest and most responsive team and would provide the most reliable and cost-competitive advice through experience, research and benchmarking. In reviewing the engagement in December 2015, the committee considered the following factors in determining that Ms. Jones and the firm are independent consultants and do not have any conflicts of interest:

•	Semler Brossy performs no other services for the company or its affiliates and received no other fees from the company;

•	the firm has formal written policies designed to prevent conflicts of interest; and

•	there were no relationships of the firm and its consultants and Exelon and its officers, directors or affiliates except that Dr. William C. Richardson, an Exelon director through December 2015, had known another consultant from the firm in connection with his consulting for the compensation committee at another company where Dr. Richardson had previously served as a director.

As part of its ongoing services to the compensation and leadership development committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the committee, the compensation consultant does the following:

•	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

•	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

•	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation and leadership development committee in preparing their recommendations to the full board of directors or, in the case of the Exelon CEO, the independent Exelon directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation and leadership development committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee has a formal compensation consultant independence policy that codifies its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than one percent of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation and leadership development committee, and the committee approves the aggregate amount of fees to be paid to the compensation consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation and leadership development committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2015, no fees were paid to Semler Brossy for additional services beyond its work as consultant to the compensation and leadership development committee.

Compensation Committee Interlocks and Insider Participation

During 2015 no officers or employees or former officers of ComEd participated in deliberations of the ComEd board concerning executive officer compensation except Messrs. Crane and O’Brien and Ms. Pramaggiore. Ms. Pramaggiore was involved in deliberations concerning the compensation of ComEd executive officers other than herself.

Report of the Exelon Compensation and Leadership Development Committee

The committee is composed solely of independent directors, and we are accountable for ensuring that the decisions we make about executive compensation are in the best long-term interests of shareholders. We accomplish this objective by having robust executive compensation principles. One of the tenets is having a strong compensation framework that drives pay for performance and aligns executive pay with shareholder interests. For Exelon’s CEO, 90 percent of his compensation is at risk in the form of annual and long-term incentives, with 78 percent of total pay tied directly to Exelon’s stock price performance. Therefore, as the stock rises or falls, the CEO’s compensation is aligned with shareholders’ interests.

The committee proactively seeks shareholder feedback as part of its year-round engagement program, which includes reaching out to our top shareholders to listen to feedback regarding our executive compensation program, disclosure practices and corporate governance. The committee values our shareholders’ insights and considers their feedback in addition to other factors such as emerging market practices, when formulating our executive compensation programs and making pay decisions. A full description of our shareholder outreach efforts and the changes we have made based on your feedback is detailed under “Shareholder Engagement” below.

The compensation and leadership development committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in the 2016 Proxy Statement. Dr. William C. Richardson, a long-time member of the committee, retired from the board of directors on December 31, 2015, and Linda Jojo was appointed to the committee as of February 1, 2016, after the 2015 compensation decisions had been made.

February 25, 2016

The Exelon Compensation and Leadership Development Committee

John A. Canning, Jr., Chair
Yves C. de Balmann
Robert J. Lawless

Compensation Discussion & Analysis

Section I:	Overview

Section II:	How We Design Our Executive Compensation Programs to Pay for Performance

Section III:	What We Pay and Why We Pay it

Section IV:	Governance Features of Our Executive Compensation Programs

Section I: Overview

ComEd Business Overview and Strategic Business Results

ComEd is engaged principally in the purchase and regulated retail sale of electricity and the provision of electricity distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois. ComEd is a public utility under the Illinois Public Utilities Act subject to regulation by the ICC related to distribution rates and service, the issuance of securities, and certain other aspects of ComEd’s business. ComEd is a public utility under the Federal Power Act subject to regulation by FERC related to transmission rates and certain other aspects of ComEd’s business. Specific operations of ComEd are also subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, ComEd is subject to NERC mandatory reliability standards.

ComEd’s retail service territory has an area of approximately 11,400 square miles and an estimated population of 9 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 2.7 million. ComEd has approximately 3.8 million customers.

ComEd achieved significant milestones in 2015:

•	For the first time ever and including major events, ComEd achieved a SAIFI (“Outage Frequency”) below 0.90 and 9 percent better than the previous best (0.98 in 2013). ComEd’s 2.5 Beta All-In SAIFI hit target.

•	ComEd replaced or treated 976 miles of URD cable, replaced 176 miles of mainline cable, assessed over 5,300 manholes and completed refurbishment of over 5,400 manholes, converted approximately 37 miles of overhead wire to underground cable, installed approximately 90 miles of tree-resistant Spacer Cable, and conducted 163 miles of enhanced vegetation management with a removal rate of 66 percent (EIMA and GRIP).

•	Over 1,077,000 smart meters were installed in 2015.

•	In 2015, 302 wood transmission structures were replaced with 257 steel structures reducing ComEd’s footprint and improving reliability.

•	Storm Hardening, GRIP, Distribution Automation and other system improvement programs have reduced storm related customer interruptions by approximately 30 percent in 2015. And ComEd’s new storm processes and skilled storm teams and crews have made us 30 percent faster at restoration.

Other important milestones reached in 2015 were:

•	Customer Satisfaction – JD Power & Associates – most improved utility in the U.S. over four years

•	Rate case reduction

•	Employee Survey – 84 percent participation (best participation rate in ComEd history and best participation across Exelon)

•	Recognized for Energy Efficiency/Storm work

•	Recognized for innovation - Winner of two 2015 Fierce Innovation Awards

•	Recognized for environmental stewardship – Illinois Governor’s Sustainability Award

•	Recognized for Diversity & Inclusion

Exelon’s Strategy

Exelon’s key objectives are to employ our competitive integrated business model to deliver stable growth, sustainable earnings and an attractive dividend.

•	Stable Growth – Grow our regulated and contracted businesses and optimize our existing generation portfolio

•	Sustainable Earnings – Profits from utilities, contracted assets, and balanced generation to load strategy are an engine for predictable earnings, and our generation business positions us to capture market upside

•	Attractive Dividend – Dividend will be covered by the utilities, insulated from the earnings volatility of the generation business

Exelon will continue to do what it does best: operate its generation, transmission and distribution assets at the highest levels of excellence and reliability; find and deliver innovative and responsive solutions for customer priorities; invest for stable and reliable returns; and work to ensure a fair and competitive environment for our assets. The pace of change in our business is unprecedented. Exelon’s culture of innovation and excellence is designed to ensure that we keep this pace, and that we never take our eye off the essentials – keeping the lights on and the gas flowing.

Executive Compensation Goals are aligned with the Company’s Strategy: In designing the company’s executive compensation programs, the committee strives to align the goals and underlying metrics with the company’s strategy, while including compensation risk-mitigating design features to discourage our executives and employees from taking excessive risks for short-term benefits that may harm the company and our shareholders. We believe consistent execution of our strategy over multi-year periods will lead to long-term value creation for our shareholders.

Base Salary increases are modest and averaged 2.6 percent in 2015 for our NEOs, which was lower than the 3.0 percent market data for executives.

For the company’s Annual Incentive Program (“AIP”), AIP weighting is 100% ComEd metrics for all NEOs, with the exception of Ms. Pramaggiore whose weighting is 25% Exelon adjusted non-GAAP Operating EPS and 75% ComEd metrics. For the Long-Term Incentive (“LTI”) Program, our NEOs receive both Performance Share Units (“PShares”) and Restricted Stock Units (“RSUs”). The PShares are contingent on achieving a threshold level of performance over a three-year period based on two goals — financial management and operational excellence — that are aligned with driving long-term shareholder value creation. A full scorecard for the PShare goals, underlying metrics, and 2013-2015 performance, including the total shareholder return (“TSR”) modifier is set forth below.

Key Take-Aways for 2015

1. STRONG FINANCIAL AND OPERATIONAL PERFORMANCE

•	Exelon’s adjusted non-GAAP operating earnings per share (EPS) beat the annual incentive program (AIP) target by 8 cents, despite a difficult year in the markets, and was at approximately the mid-point of the upward adjusted earnings guidance range.

•	ComEd completed the year with high performance across key operating areas including safety (top decile) and top quartile performance for both outage frequency and duration.

2. STRONG PAY FOR PERFORMANCE ALIGNMENT ON 2013-2015 PSHARE PAYOUT

•	The lagging TSR performance due to continued low power prices was reflected in the 10 percent reduction in the payout of the 2013-2015 PShares as a result of the TSR modifier in the program design.

•	Exelon’s 2015 TSR (including reinvested dividends) was down 22 percent for the year, tracking natural gas prices at Henry Hub, which were down 41 percent from the prior year.

•	The impact of low power prices on Exelon is significant as our exposure to power prices is greater compared with that of our peers.

•	Despite Exelon’s strong financial and operational performance, its lagging stock price was largely driven by factors outside of management’s control such as low power prices, low gas prices, and weak load growth.

3. KEY STRATEGIC INTIATIVES

•	Smart Grid Work: 2015 saw the beginning of the final stretch for much of the smart grid work ComEd began in 2012. By the end of the year, 74 percent of smart grid work had been completed.

•	Top Safety Performance: ComEd’s performance was the best safety performance on record with an OSHA recordable rate of 0.57. This represents a 12 percent improvement from 2014.

•	Commitment to Innovation: ComEd saw widespread innovation throughout the company as we work to shape an environmentally sound, and prosperous energy future for Illinois.

4. COMMITMENT TO ENGAGEMENT WITH EXELON SHAREHOLDERS

•	Exelon met with investors holding approximately 46 percent of Exelon’s outstanding shares, consistent with the prior year.

•	Shareholders largely expressed support for the design changes that we implemented in 2013 and recommended that we stay the course, with the exception of replacing one of the financial metrics (FFO/Debt) with Operating EPS, starting with the 2016-2018 PShare program. This new metric will align more closely with the company’s overall growth strategy.

Looking Forward to 2016 and Beyond:

The continued investments in ComEd’s smart grid and grid modernization initiatives, and significant infrastructure improvements, are designed to improve reliability, customer service and shareholder return, despite continued weak load growth. The investments also include commitments to innovative technology and customer-oriented systems. ComEd along with Exelon’s other utiliites, are transforming the way they interact with customers through innovative online and mobile-based applications, and with strategic partnerships to leverage the capabilities of the smart grid network.

Executive Compensation Framework and Central Themes

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives set forth in the company’s long-term strategic plan. This goal affects the compensation elements we use and drives our compensation decisions. The primary compensation elements are depicted in the table below, with all except for base salary being “pay-at-risk” and linked to changes in the stock price and achievement of short and long-term company financial and operational goals that build shareholder value.

PAY ELEMENT	SALARY	AIP	PSHARES	RSUs
WHO RECEIVES	All named executive officers è

PAY-AT-RISK	Fixed	Variable è

WHEN GRANTED	Bi-weekly with annual review	Annually in January for prior year	Annually in January	Annually in January

TYPE OF PERFORMANCE	Short-term emphasis è		Long-term emphasis è

PERFORMANCE PERIOD	Ongoing	1 year	3 years	Vest one-third per year over 3 years

HOW PAYOUT DETERMINED	Market assessment, individual performance and internal equity	Corporate/Business Unit performance, and individual performance	Average performance on company performance measures, relative TSR modifier and individual performance	Market assessment, individual performance and internal equity

MOST RECENT PERFORMANCE MEASURES	Individual performance relative to objectives	ComEd Operational Goals (All), Financial Management Goals (All), Operating EPS (Pramaggiore Only)	Financial management goals (60%), operational excellence goals (40%) and relative three-year TSR modifier	Individual performance and potential

PURPOSE	Provide income certainty so that executives can focus on achieving key business priorities and objectives	Holds executives accountable for performance against near-term business objectives	Aligns the interest of executives with shareholders by providing awards contingent on achieving pre- established three-year financial and operational goals	Enhances the retention of key talent and provides an ongoing alignment of executive interest with those of shareholders

Executive Compensation Principles

The following principles help guide and inform the committee in delivering highly effective executive compensation programs that drive performance, mitigate risk, and foster the attraction, motivation and retention of top leadership talent in order to enable the company to execute against its strategic business plan and ultimately deliver long-term shareholder value.

We Manage for the Long-term The board manages for the long-term and makes pay decisions that are in the best long-term interests of the company and shareholders.

Strong Compensation Framework

We have a strong compensation framework that is market-based and drives pay for performance and alignment with shareholders based on having a majority of NEO pay at risk in the form of annual incentives and stock awards.

Strong Shareholder Engagement We engage directly with shareholders and take actions to improve our compensation programs based on year-round feedback from shareholders.

Competitiveness Our NEOs’ pay levels are set by taking into consideration multiple factors, including peer group market data, internal equity comparisons, experience, performance and retention.	Robust Stock Ownership Guidelines Executives are required to meet and maintain significant stock ownership requirements (2X base salary for ComEd’s CEO and other NEOs).	Balance Since we manage for the long-term, we believe pay at risk should reward the appropriate balance of short- and long-term financial and strategic business results.

CEO Pay at-a-Glance

2015 Target Total Direct Compensation (TDC): In determining target TDC for the CEO, the compensation and leadership development committee considered her individual performance and assessed market competitiveness before it set Ms. Pramaggiore’s 2015 target TDC at $2.00 million (up 6.3 percent from the prior year) as shown in the table below.

Component	Percent Increase	Dollar Increase	Percent of Total Increase	Approved 2015 Level
Base Salary	2.5%	$14,800	12.5%	$604,000
AIP Target	2.5%	$10,360	8.7%	$422,800
LTI	10.6%	$93,360	78.8%	$973,200
Target TDC	6.3%	$118,520	N/A	$2,000,000

A large amount (87.5 percent) of Ms. Pramaggiore’s 2015 TDC increase was in the form of AIP and LTI, with 12.5 percent of the total amount in the form of a base salary increase.

2015 ComEd CEO Payouts:

Strong financial performance drives above-target 2015 AIP: For Ms. Pramaggiore, the Exelon compensation and leadership development committee awarded a 2015 AIP payout of $534,644 based on both operating EPS performance of $2.39 and business unit performance with a total performance multiplier of 114.96%, multiplied by an individual performance modifier (“IPM”) of 110%. The committee utilized an IPM to recognize Ms. Pramaggiore’s outstanding execution against ComEd’s strategic business plan as well as strong financial, operational, and regulatory performance and best ever participation and engagement scores in the ComEd employee survey.

2013-2015 PShare payout slightly above target: The compensation and leadership development committee also approved the 2013-2015 PShare award of 20,017 shares based on an overall performance of 105.91 percent (average of 2013, 2014 and 2015 PShare performance, including a 10 percent reduction as a result of the TSR modifier) multiplied by an IPM of 105%, valued at

$543,662 based on the closing stock price of $27.16 on January 25, 2016. The committee utilized an IPM to recognize Ms. Pramaggiore’s outstanding execution against ComEd’s strategic business plan as well as strong financial, operational, and regulatory performance and best ever participation and engagement scores in the ComEd employee survey.

Shareholder Engagement

2015 Advisory Vote on Executive Compensation. Shareholders approved Exelon’s advisory vote on executive compensation with 82 percent of the votes cast FOR the compensation of Exelon’s NEOs, which was a 13 percentage point increase from the prior year. Based on our conversations with shareholders, the higher vote in favor of executive compensation was primarily a result of:

•	Positive 2014 total shareholder return (over 40.6 percent), and

•	Strong compensation framework and disclosure, and robust goals, with eight of the ten underlying PShare metrics increasing in difficulty from the prior year.

We actively engage Exelon’s shareholders throughout the year. Since 2006, we have maintained a shareholder engagement program in which we proactively contact Exelon’s top shareholders and leading proxy advisory services firms and educate them about the corporate governance and executive compensation changes we have implemented, while also seeking feedback on executive compensation and corporate governance matters. Our engagement team comprises leaders from human resources, investor relations and the office of corporate governance. For 2015, the company offered the participation of the committee chair.

Robust 2015 Shareholder Outreach. In the spring and fall of 2015, we spoke with holders of about 46 percent of Exelon’s outstanding common shares. These discussions were highly valuable, as we were able to summarize and answer questions about the 2015 Exelon proxy statement and key executive compensation and corporate governance matters, as well as review executive compensation changes that were implemented based on prior shareholder input. Overall, the feedback we received was positive and supported our programs.

Exelon’s and ComEd’s 2015 executive compensation program was largely unchanged from 2014 as the committee believes the program is aligned strongly with shareholder interests and market practice. The shareholder feedback we received, including the higher level of support on the Exelon say on pay vote in 2015, was positive. Even though the committee believes the program is meeting its objectives in rewarding financial, operational, and strategic success, it is always seeking ways to improve the executive compensation program and disclosure. During 2015, the company assessed trends in executive compensation practices and looked for ways to improve disclosures about our program. In addition, the committee and management reviewed correspondence submitted by individual and institutional shareholders, analyzed market practices at peer companies, and sought advice from the committee’s independent compensation consultant. Based on shareholder discussions and recommendations, the committee, during its annual evaluation of the company’s executive compensation programs made only slight modifications to our programs, and disclosures:

2015 Shareholder Feedback on Exelon NEOs	Exelon Actions as a result of 2015 Shareholder Feedback
Replace FFO/Debt with a growth metric for the PShare program	Starting with the 2016-2018 PShare program, Operating EPS will replace FFO/Debt, aligning with the company’s growth story of 3 percent - 5 percent CAGR through 2018

Requested a greater focus on performance goals and transparency	The company added a detailed performance scorecard for each year of the 2013-2015 PShare program

Section II: How We Design Our Executive Compensation Programs to Pay for Performance

Our approach to compensating our NEOs is to align the long-term interests of Exelon’s executives with those of our shareholders. Our compensation framework is based on providing market-competitive programs that attract and retain top talent necessary to effectively lead a company with the scale and technical complexity of Exelon throughout all phases of the business cycle. The framework promotes pay for performance by putting a majority of pay at risk and directly linking it to Exelon’s shareholder returns and to other performance factors that measure our progress against the financial management and operational excellence goals in our strategic and operating plans. This means when excellent performance is achieved, pay will be above target. Failure to achieve objectives will result in below-market pay.

In order to reaffirm the link between pay and performance, the compensation and leadership development committee annually reviews the executive compensation components, targets and payouts and approves compensation for Ms. Pramaggiore. The committee evaluates goals under the annual and long-term incentive programs to ensure that they are challenging, contain appropriate stretch, and are designed to mitigate excessive risk. Goals are selected and evaluated based on support for Exelon’s long-term business plan.

How Pay-for-Performance Works

Overview. Exelon has a long-standing commitment to link pay and performance by providing a majority of compensation that is tied to stock price or contingent on achieving short and long-term objectives.

•	Program Design: Over 60% of NEO pay at ComEd is variable as depicted in the chart below, which directly ties pay to Exelon’s and ComEd’s performance, including financial results, operational goals, and stock performance relative to Exelon’s peer group.

•	Performance Assessment: The committee uses a comprehensive and well-defined process to assess performance, which encompasses both short and long-term financial and operational results relative to our goals. The committee ensures that the goal setting process is rigorous and contains appropriate stretch for both internal measures and operational metrics that generally set achieving industry first quartile performance as the target. For more information, refer to the 2015 performance share scorecard below.

What We Do and Don’t Do

Exelon’s executive compensation philosophy focuses on pay-for-performance and reflects appropriate governance practices aligned with the needs of our business. Below is a summary of our executive compensation practices that are aligned with best practices, as well as a list of those practices we avoid because they do not align with shareholders’ long-term interests.

What We Do

✓	Pay-for-performance – 70% of ComEd CEO pay (and above 60% for other NEOs) is at risk in the form of AIP and LTI

✓	Stock ownership – 2X base salary for ComEd’s CEO and other NEOs

✓	Mitigate undue risk in executive compensation programs (e.g., incentive awards are capped at 200 percent)

✓	Require double-trigger for change-in-control benefits – change-in-control plus involuntary termination

✓	Retain an independent compensation consultant to advise the committee

✓	Evaluate management succession and leadership development efforts annually

✓	Provide limited, modest perquisites based on sound business rationale

✓	Proactively seek investor feedback on executive compensation programs, reaching 46 percent in 2015

✓	Prohibit hedging transactions, short sales, derivative transactions or pledging of company stock

✓	Require executive officers to trade through 10b5-1 trading plans or obtain pre-approval before trading Exelon stock

✓	Annually assess our programs against peer companies and best practices

✓	Include appropriate stretch in incentive targets based on industry performance and/or Exelon’s business plan

✓	Clawback incentive compensation paid to an executive who has engaged in fraud or intentional misconduct

What We Don’t Do

×	No guaranteed minimum payout of AIP or LTI programs

×	No employment agreements

×	No dividend-equivalents on unearned PShares

×	No excise tax gross-ups for change-in-control agreements entered into after April 2009

×	No inclusion of the value of LTI awards in pension or severance calculations

×	No additional credited service under supplemental pension plans since 2004

×	No option re-pricing or buyouts

Assessing Exelon’s Executive Compensation Programs

Overview. An assessment of our executives’ compensation levels against our peer group is one of several considerations in the pay setting process. Peer group practices are analyzed each year for target total direct compensation and for other pay practices, such as perquisites and the mix of LTI vehicles. Because Exelon is one of the largest energy services companies, we compare executive compensation against a blended peer group with which we compete for talent. Each year the compensation and leadership development committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. For 2015, the committee approved a change to the peer group to remove PepsiCo Inc., which was larger than the company’s criteria of 0.5X to 2.0X for both revenue and market capitalization. Additionally, Caterpillar and PPG Industries did not participate in the TowersWatson executive compensation survey. As a result, the committee approved replacing these three companies with Deere & Company, General Dynamics and Northrup Grumman. These companies all fit within our parameters for both revenue and market capitalization and those averages did not materially change as a result of these changes. The peer group has the following general characteristics:

•	Includes 10 energy services companies and 10 general industry companies

•	General industry peers include an emphasis on companies that are capital asset-intensive and may be subject to effects of commodity prices

•	Energy Services peers include an emphasis on companies that have at least 25 percent of their assets in unregulated businesses

•	These Competitive Integrated peers include Entergy, FirstEnergy, NextEra, and Public Service Enterprise Group and form our TSR peer group as well.

•	Comparable annual sales (.5x to 2x) and market capitalizations generally above $10 billion

•	Median revenue of our peer group for the year ended December 31, 2015 was approximately $18.5 billion

•	As compared to Exelon’s revenues of $29.4 billion

•	Median market capitalization of our peer group was $29.7 billion at December 31, 2015

•	As compared to Exelon’s market capitalization of $25.5 billion

The peer group for 2015 is shown in the table below:

General Industry		Energy Services
3M	Hess Corporation	AEP Co., Inc.	FirstEnergy Corp.
Alcoa	Honeywell Co.	Dominion Resources, Inc.	NextEra Energy, Inc.
Deere & Company	International Paper	Duke Energy Corp.	PG&E Corp.
EI DuPont	Johnson Controls Inc.	Edison International	PSEG, Inc.
General Dynamics	Northrop Grumman	Entergy Corporation	Southern Company

Setting Target TDC for our NEOs. For Ms. Pramaggiore, the committee initially sets target TDC at market median of peer group companies. NEO TDC can vary based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships). In establishing NEO compensation levels, the Committee does not formally consider the ratio of individual NEO compensation relative to other NEOs.

Section III: What We Pay and Why We Pay it

Our NEOs for 2015 are unchanged from 2014 as shown below:

Name	Title
Anne R. Pramaggiore	President and Chief Executive Officer, ComEd
Joseph R. Trpik, Jr.	Senior Vice President, Chief Financial Officer and Treasurer, ComEd
Terence R. Donnelly	Executive Vice President and Chief Operating Officer, ComEd
Thomas S. O’Neill	Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
Fidel Marquez, Jr.	Senior Vice President, Governmental and External Affairs, ComEd

Compensation Framework and 2015 Performance-based Pay Actions

Component	Actions

Base Salary Increase	- Salary increases as a result of the merit review averaged 2.6% for our NEOs. - Base salary increases were provided to recognize individual performance and maintain market competitiveness.

Annual Incentive Payout

- The total payout as a percent of target for our NEOs was 131.28%, with the exception of Ms. Pramaggiore who received 114.96%.

- The total payout is inclusive of an individual performance multiplier of 100% for each NEO, with the exception of Ms. Pramaggiore who received a multiplier of 110% and Mr. Donnelly who received a multiplier of 105%.

- AIP weighting is 100% ComEd metrics for all NEOs, with the exception of Ms. Pramaggiore whose weighting is 25% Exelon adjusted non-GAAP Operating EPS and 75% ComEd metrics.

Long Term Incentive

- LTI consists of PShares (67%) and RSUs (33%). The PShare goals are weighted 60% on financial management and 40% on operational excellence.

- The 2015-2017 PShare vests in full in 2018, with final payout subject to a three-year TSR modifier and individual performance multiplier.

- RSUs vest one-third per year over three years.

- For the 2013-2015 PShare Award, the Committee approved an overall performance of 105.91%, based on the average performance in 2013, 2014, and 2015 multiplied by the TSR modifier factor of 90% (reflecting a 10% reduction).

Pay at Risk

Pay at risk in action. Consistent with our pay-for-performance culture and to ensure alignment with shareholder interests, the committee approves CEO pay decisions based on the core compensation principle of putting the majority of compensation in the form of variable pay that is at risk.

Base Salary

Overview. We pay base salaries to attract and retain talented executives and to provide a fixed level of cash compensation. Base salaries for our NEOs are set by the CEO and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review, or (2) based on a promotion or significant change in job scope. The Exelon committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

2015 base salary adjustments. The table below depicts 2015 base salary adjustments that were effective March 1, 2015.

Name	Merit Increase
Pramaggiore	2.5%
Trpik, Jr.	2.5%
Donnelly	3.0%
O’Neill	2.5%
Marquez, Jr.	2.5%

Performance-based Annual Incentive Program

Overview. We grant performance-based annual incentive awards to compensate our NEOs for achieving the company’s annual performance goals. These awards represent a relatively small percentage of the executives’ target total direct compensation (e.g., 21% for ComEd’s CEO to about 20% for all other ComEd NEOs on average), as a majority of NEO pay is in the form of LTI. Both the AIP and the LTI are considered at risk and subject to recoupment pursuant to Exelon’s recoupment policy in the case of a material negative adjustment of Exelon’s financial or operational results.

Performance Goals. Ms. Pramaggiore’s AIP is based on a blend of Exelon adjusted non-GAAP operating earnings per share (EPS) and the average operational and cost results for ComEd. All other NEOs’ AIP is based on operational and cost results for ComEd. These goals were chosen because they reflect financial management and operational excellence goals that are associated with the creation of value for shareholders. Financial and operational goals are set at threshold (50%), target (100%) and distinguished (200%) levels based on objectives in the company’s strategic business plan. The 2015 non-GAAP operating EPS target approved by the committee contains stretch goals based on the company’s internal business plan. The committee set the operational goals based on industry performance benchmarks (where available).

Target Annual Incentive Opportunity	X	Company/Business Unit Performance	X	Individual Performance Multiplier (IPM)	=	Actual Annual Incentive Award

• Expressed as percentage of base salary, as of 12/31/15 • CEO annual incentive target 70% • Other NEO annual incentive targets range from 45% to 55%		• For Ms. Pramaggiore, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics. For all other NEOs, based solely on ComEd metrics • Performance is 0% to 200% (target of 100%)		• Measures individual performance • Ranges from 50% to 110% for NEOs (target of 100%) • IPM is determined by the committee for Ms. Pramaggiore, and by Ms. Pramaggiore for the other NEOs		• Maximum award of 200% of target

2015 Performance. The committee approved a performance factor of 114.96 percent for Ms. Pramaggiore, based on adjusted Exelon non- GAAP operating EPS performance of 129.63 percent and ComEd performance of 82.55 percent. She also received an IPM of 110 percent. All other NEOs received a ComEd performance factor of 131.28 percent, with each NEO having an IPM of 100 percent, excluding Mr. Donnelly, who had an IPM of 105 percent.

Note: Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings are provided as a supplement to results reported in accordance with GAAP. The adjustments generally exclude significant one-time charges or credits that are not normally associated with ongoing operations, mark-to-market adjustments from economic hedging activities and unrealized gains or losses from nuclear decommissioning trust fund adjustments. Management uses such adjusted (non-GAAP) operating earnings internally to evaluate the company’s performance and manage its operations and externally to report performance to investors. Accordingly, management also uses adjusted (non-GAAP) operating earnings as a goal in its annual incentive plan. A reconciliation of adjusted (non-GAAP) operating earnings per share to reported GAAP earnings for 2015 is presented below; amounts may not add due to rounding:

2015 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$2.49
Adjustments:
Mark-to-Market Impact of Economic Hedging Activities	0.18
Tax Settlements	0.06
CENG Non-Controlling Interest	0.04
Mark-to-Market Impact of PHI Related Interest Rate Swaps	0.02
Midwest Generation Recoveries	0.01
ARO Update	0.01
Reduction in State Income Tax Reserve	0.01
Amortization of Commodity Contract Intangibles	—
Unrealized Gain (Losses)-NDTF	(0.13)
Merger and Integration Costs	(0.07)
Reassessment of State Deferred Income Taxes	(0.05)
Long-lived Asset Impairments	(0.02)
PHI Merger Related Debt Exchange	(0.01)
Plant Retirements and Divestitures	—
Bargain-Purchase Gain on Integrys Acquisition	—
Gain on CENG Integration	—
2015 GAAP Earnings (Loss) Per Share	$2.54

The following table describes the performance scales and results for the 2015 goals.

Goal	Threshold	Target	Distinguished	2015 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)*	$2.24	$2.41	$2.68	$2.49	129.63%
ComEd Outage Duration 2015	93	83	82	82	200.00%
ComEd Capital Expenditures 2015 ($M)	$2,302.5	$2,192.9	$1,973.6	2,193.1	99.91%
ComEd Service Level 2015	85.2	88.2	90.1	91.3	200.00%
ComEd Call Center Satisfaction 2015	76.6	80.3	83.0	81.2	133.33%
ComEd Customer Satisfaction Index 2015	7.47	7.79	8.00	7.85	128.57%
ComEd EIMA Reliability Metrics Index 2015	Performance scale is a composite of multiple measures				156.00%
ComEd Operating Net Income (NI) ($M) 2015*	429.8	462.2	513.0	432.0	53.40%
ComEd OSHA Recordable Rate 2015	1.35	0.77	0.54	0.57	186.96%
ComEd Outage Frequency 2015	0.87	0.77	0.71	0.78	95.00%
ComEd Total O&M Expense 2015 ($M)	$1,022.0	$973.3	$876.0	$964.7	108.84%

*	Pramaggiore is the only NEO with an Adjusted (non-GAAP) Operating Earnings Per Share (EPS) and ComEd Operating Net Income measurement components

The following table shows how the formula was applied and the actual amounts awarded. The committee utilized an IPM to recognize Ms. Pramaggiore’s outstanding execution against ComEd’s strategic business plan as well as strong financial, operational, and regulatory performance and best ever participation and engagement scores in the ComEd employee survey. Management utilized an IPM for Mr. Donnelly to recognize strong operational performance, including best ever performance on safety.

NEO	Salary		Target AIP%		Performance Factor		Total Award for 2015 Performance		IPM%		Actual Award
Pramaggiore	$604,000	X	70%	X	114.96%	=	$486,040	X	110%	=	$534,644
Trpik, Jr.	$340,875	X	45%	X	131.28%	=	$201,372	X	100%	=	$201,372
Donnelly	$419,268	X	55%	X	131.28%	=	$302,723	X	105%	=	$317,859
O’Neill	$379,291	X	50%	X	131.28%	=	$248,963	X	100%	=	$248,963
Marquez, Jr.	$342,530	X	45%	X	131.28%	=	$202,350	X	100%	=	$202,350

2015 LTI Awards

One of our central tenets of executive compensation is to manage for the long-term and we believe that execution against the company’s strategy over multi-year periods will position the company for future growth and lead to an increase in long-term shareholder value creation. The LTI program for our senior vice presidents and higher officers (including our NEOs) consists of RSUs and PShares.

The committee approves the annual equity grants at its meeting in January. On January 26, 2015, the committee approved the 2015 grants for RSUs and PShares, which are shown in detail in the Grants of Plan-Based Awards table.

The number of shares subject to each award type was based on the 2015 target awards that were approved by the committee. The grant date fair value of the awards based on the January 26, 2015 closing stock price of $37.34 is shown in the Summary Compensation Table, and the amounts of equity awards granted to each NEO are listed below as well as in the Grants of Plan-Based Awards table. Outstanding equity awards are shown in the Outstanding Equity Awards table.

Restricted Stock Units. RSUs vest ratably over three years. The committee believes that RSUs provide stability, foster retention and less volatility than other forms of LTI such as stock options, but are still linked to changes in shareholder value. Dividend equivalents with respect to RSUs are reinvested as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Performance Share Units. Beginning in 2013, the committee adopted overlapping three-year PShare cycles rather than discrete performance cycles to increase the focus on long-term shareholder value creation while aligning the structure to market practice. The PShare program is based on two three-year goals consisting of financial management (weighted 60 percent) and operational excellence (weighted 40 percent), with ten underlying metrics as defined below. Final payout is subject to a total shareholder return modifier (up to +/- 25 percent) over three years relative to Exelon’s TSR peer group comprising competitive integrated companies that have at least 25 percent or more of their assets in unregulated businesses (Entergy, First Energy, NextEra Energy, and PSEG). PPL formerly was part of the TSR peer group but dropped after 2015 once they spun off part of their business to form Talon Energy. We compare our performance against these companies due to their similar operating model and investment profile.

How the Performance Share Units Work. Each NEO’s target performance share award is applied against the following:

Average of 2015, 2016 and 2017 performance	X	Total Shareholder Return Modifier	X	Individual Performance Multiplier (IPM)	=	Actual Performance Share Award

• Three year goals (financial management and operational excellence)		• Total Shareholder return measured over three years relative to peer group may increase or decrease the award up to 25 percent		• IPM can decrease the award by up to 50 percent or increase the award by up to 10 percent		• 150 percent maximum award prior to total shareholder return and IPM (200 percent maximum after total shareholder return and IPM)

PShare Weighting Based on Financial and Operational Goals

Operational Goals / Weighting	Financial Goals / Weighting

Financial Metrics

•	ROE: Measures the company’s ability to generate earnings in relation to the amount of equity shareholders have invested in the company.

•	FFO/Debt: Key ratio analyzed by the rating agencies in determining the company’s credit rating.

Operational Metrics

•	Outage Duration: Calculated as the total number of customer interruption minutes divided by the total number of customer interruptions. Applies to BGE, ComEd, and PECO for a total of three metrics.

•	Outage Frequency: Calculated as the total number of customer interruptions divided by the total number of customers served. Applies to BGE, ComEd, and PECO for a total of three metrics.

•	Net Fleetwide Capacity Factor: The weighted average of the capacity factor of all Exelon nuclear units, calculated as the sum of net generation in megawatt hours divided by the sum of the hourly annual mean net megawatt rating, multiplied by the number of hours in a period.

•	Dispatch Match: Measure the responsiveness of a fossil generating unit to the market.

2015 PShare Performance

In 2015, we completed the first year of the PShare performance period for our 2015-2017 award, the second year of the PShare performance period for our 2014-2016 award, and the third year of the PShare performance period of our 2013-2015 award.

The table below reflects the 2015 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels. The committee may elect to modify the metric targets annually on a forward-looking basis to address unintended consequences with the challenges of setting three-year goals. Once the annual scorecard is approved for the year, the goals are locked-down and may not be reset. However, for the upcoming year the performance levels around a metric such as ROE may be adjusted on a forward looking basis for the year based on updated financial information and changing market conditions.

Goal Setting: All metrics are designed to be challenging to achieve and were chosen because they are key measures for driving long-term success for Exelon. Operational metrics are set at challenging levels (i.e., target typically corresponds to top quartile performance) compared to industry standards. Financial metrics (e.g., ROE and FFO/Debt) have targets that are set based on the internal business plan. For 2015, six of the ten metrics were made more challenging, which is consistent with the 2014 Committee actions.

For the PShare scorecard below, a lower number is more challenging for both outage duration and outage frequency, whereas a higher number is more challenging for all other metrics. The checkmark indicates the 2015 metric was set more challenging relative to 2014.

2015 Performance Share Scorecard
Goals/Weighting	Metric	Metric Weighting	Operating Company	Threshold	Target	Year-over- Year More Challenging?	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management: 60%	ROE	30.0%	Exelon Corp	7.25%	7.75%		Budget	8.50%	8.23%	37.50%
	FFO/Debt	30.0%	ExGen HoldCo	27.0%	30.0%		Budget	42.7%	33.1%	30.00%
Operational Excellence: 40%	Outage Duration (Average)	6.7%	BGE	100.0	88.0	✓	1st Quartile	85.0	91.0	1.68%
			ComEd	93.0	83.0	✓	1st Quartile	82.0	82.0	3.35%
			PECO	93.0	87.0	✓	1st Quartile	85.0	84.0	3.35%
	Outage Frequency (Average)	6.7%	BGE	1.00	0.80	✓	1st Decile	0.76	0.82	1.68%
			ComEd	0.87	0.77	✓	1st Decile	0.74	0.78	1.68%
			PECO	0.87	0.77	✓	1st Decile	0.74	0.7	3.35%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.1%	93.1%		1st Quartile	93.6%	93.9%	19.95%
	Dispatch Match	13.3%	Power	94.3%	96.6%		Internal Measure	97.8%	98.6%	19.95%
Committee Approved Performance:										122.48%

Rationale for the four metrics that were set at a less challenging level in 2015 compared to 2014 is below:

•	ROE

•	The target decreased from 8.00% in 2014 to 7.75% in 2015 based on the business plan target being slightly lower from the prior year, as well as tightening the performance scale (i.e., we decreased the range from threshold to distinguished from 7.00% to 9.00% in 2014 to 7.25% to 8.50% in 2015).

•	FFO/Debt

•	The target decreased from 40.5% in 2014 to 30.0% in 2015 primarily due to a higher debt balance as a result of incremental cash needs across the organization.

•	Net Fleetwide Capacity Factor

•	The target decreased from 93.3% in 2014 to 93.1% in 2015 based on refueling outages increasing from 9 in 2014 to 13 in 2015. The duration of the refueling outages also increased from 212 days in 2014 to 284 days in 2015.

•	Dispatch Match

•	The target decreased from 97.1% in 2014 to 96.6% in 2015 primarily due to two drivers: the portfolio makeup changed, driven by asset divestitures; and the composition of units contributing to Dispatch Match changed driven by market forces, such as older and less reliable units.

TSR Modifier. The amount of the 2013-2015 PShare award was reduced by 10 percent based on Exelon’s TSR performance relative to the TSR average of its peer group from 2013-2015. The table below depicts the stair-step approach that was used for determining the TSR modifier performance level. The other table below illustrates each peer group’s TSR from 2013-2015.

TSR Modifier
Award Modifier	EXC vs. Avg. TSR (basis points)	EXC vs. Avg. TSR 2013-2015
25%	≥ 4,000
20%	3,000 to 3,999
10%	2,000 to 2,999
—%	(1,999) to 1,999
(10)%	(2,000) to (2,999)	(2,409)
(20)%	(3,000) to (3,999)
(25)%	≤ (4,000)

Exelon TSR Relative to Peer Group
Company	TSR
Exelon	5.63%

Entergy	23.61%
FirstEnergy	(12.59)%
NextEra	64.93%
PSEG	42.94%

Peer Group Average	29.72%
Exelon Variance	(24.09)%

Supplemental information: 2014 and 2013 PShare Scorecards

Below are the 2014 and 2013 PShare Scorecards that were used to determine the 2013-2015 PShare performance. Versions of these 2014 and 2013 scorecards were disclosed in the Exelon 2015 and 2014 proxy statements, on pages 53 and 56, respectively. We have included them to assist the reader in better understanding our overall performance on the key metrics below.

2014 Performance Share Scorecard
Goals/Weighting	Metric	Metric Weighting	Operating Company	Threshold	Target	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management: 60%	ROE	30.0%	Exelon Corp	7.00%	8.00%	Budget	9.00%	8.22%	30.00%
	FFO/Debt	30.0%	ExGen HoldCo	39.0%	40.6%	Budget	43.1%	41.0%	30.00%
Operational Excellence: 40%	Outage Duration (Average)	6.7%	BGE	113.0	95.0	2nd Quartile	91.5	92.0	2.79%
			ComEd	94.0	85.0	1st Quartile	84.0	84.0	3.35%
			PECO	94.0	88.0	1st Quartile	85.5	90.0	1.68%
	Outage Frequency (Average)	6.7%	BGE	1.12	0.97	2nd Quartile	0.91	0.77	3.35%
			ComEd	0.90	0.78	1st Decile	0.76	0.81	1.68%
			PECO	0.90	0.78	1st Decile	0.76	0.77	2.79%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.3%	93.3%	1st Quartile	93.8%	94.2%	19.95%
	Dispatch Match	13.3%	Power	95.1%	97.1%	Internal Measure	97.9%	96.5%	9.98%
Committee Approved Performance:									105.56%

2013 Performance Share Scorecard
Goals/Weighting	Metric	Metric Weighting	Operating Company	Threshold	Target	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management: 60%	ROE	30.0%	Exelon Corp	8.00%	9.00%	Budget	9.50%	9.70%	45.00%
	FFO/Debt	30.0%	ExGen HoldCo	25.0%	27.0%	Budget	30.0%	37.0%	45.00%
Operational Excellence: 40%	Outage Duration (Average)	6.7%	BGE	126.0	120.0	3rd Quartile	116.5	96.0	3.35%
			ComEd	94.0	86.0	1st Quartile	85.0	81.0	3.35%
			PECO	94.0	88.0	1st Quartile	87.0	94.0	1.12%
	Outage Frequency (Average)	6.7%	BGE	1.25	1.10	2nd Quartile	1.04	0.87	3.35%
			ComEd	1.02	0.89	1st Quartile	0.87	0.76	3.35%
			PECO	0.9	0.81	1st Quartile	0.76	0.68	3.35%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.1%	93.1%	Best-in-Class	93.6%	94.1%	19.95%
	Dispatch Match	13.3%	Power	93.4%	96.6%	Internal Measure	97.4%	99.1%	19.95%
Formulaic Payout:									147.8%
Committee Approved Performance:									125%

How the 2013-2015 PShare Performance was Determined. The PShare payout for the 2013-2015 cycle was approved by the committee at the January 25, 2016 meeting at 105.91 percent. This was based on the average annual PShare performance results over 2013, 2014, and 2015 factoring in the TSR modifier of negative 10 percent based on Exelon’s performance relative to the Competitive Integrated peer group from 2013-2015.

Payout of the 2013-2015 PShare Award. Share payouts for the NEOs are shown in the table below. Payouts were settled in 50% cash and 50% Exelon common stock for all NEOs. The committee utilized an IPM to recognize Ms. Pramaggiore’s outstanding execution against ComEd’s strategic business plan as well as strong financial, operational, and regulatory performance and best ever participation and engagement scores in the ComEd employee survey. Management utilized an IPM for Mr. Donnelly to recognize strong operational performance.

Name	Target Shares		Performance Factor		Total Share Award for 2013-2015 Performance		IPM%		Actual Share Award
Pramaggiore	18,000	X	105.91%	=	19,064	X	105%	=	20,017
Trpik, Jr.	7,000	X	105.91%	=	7,414	X	100%	=	7,414
Donnelly	10,000	X	105.91%	=	10,591	X	105%	=	11,121
O’Neill	7,000	X	105.91%	=	7,414	X	100%	=	7,414
Marquez, Jr.	7,000	X	105.91%	=	7,414	X	100%	=	7,414

Section IV: Governance Features of Our Executive Compensation Programs

Stock Ownership and Trading Requirements To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock. In 2012, following the merger with Constellation, Exelon reviewed the ownership requirements and updated the guidelines. Executives must meet these guidelines within five years after the later of the implementation of the new guidelines, their employment or promotion to a new position. As of the annual measurement date of September 30, 2015, all ComEd NEOs had an achievement level as shown in the table below:

Name	Required Minimum Ownership	Ownership as of Sept 30, 2015
Pramaggiore	2 times base salary	216% (of 2x)
Trpik, Jr.	2 times base salary	112% (of 2x)
Donnelly	2 times base salary	279% (of 2x)
O’Neill	2 times base salary	105% (of 2x)
Marquez, Jr.	2 times base salary	79% (of 2x)

Exelon has adopted a policy requiring executive vice presidents and higher officers who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy

Consistent with the pay-for-performance policy, in May 2007, the Exelon board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

•	the executive officer engaged in fraud or intentional misconduct;

•	as a result of which Exelon was required to materially restate its financial results;

•	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

•	recoupment is not precluded by applicable law or employment agreements; and

•	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

Compensation Policies and Practices as They Relate to Risk Management

The compensation and leadership development committee has considered Exelon’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and believes that such policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the committee considered the following factors:

•	The annual and long-term incentive programs place limits on incentive compensation grants and awards.

•	Incentive goals are not tailored solely to revenue-generating conduct.

•	The annual incentive program key performance indicators are reviewed in a challenge session by a senior management panel to make sure the goals are fair, reasonable, aligned with the overall business plan and balanced between financial and operational excellence.

•	The annual incentive program contains features that limit payouts on operating company and business unit key performance indicators where the payout would exceed 120% of target, and the compensation and leadership development committee reserves the right to curtail awards if a business unit under-performs.

•	Exelon has long-term incentive programs that are linked to shareholder value.

•	Exelon’s officers are required to own Exelon stock, and performance share units are paid out over a two year period after they are earned (program prior to 2013) or after a three-year performance period (program since 2013).

•	The Exelon Long-term Incentive Plan provides that the compensation and leadership development committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in law or accounting principles.

•	Exelon has a recoupment policy.

Although the foregoing factors address financial risks, the committee also considered that Exelon’s policies and practices include measures to make sure that the cost reduction and other goals designed to address financial performance do not present significant operational risk issues. These measures include the following:

•	For employees and all officers with business unit responsibilities, the annual incentive compensation program includes measures based on business unit operating measures, such as safety and reliability.

•	Management carefully tracks a variety of safety and reliability metrics on a routine basis to make sure that performance is not adversely affected by such things as cost reduction efforts.

Tax Consequences for ComEd’s NEOs

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation and leadership development committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and to be deductible for federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

In order to qualify payments under the AIP and performance share program as performance-based for Section 162(m) of the Internal Revenue Code, the committee uses a “plan-within-plan” two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the company meets the pre-established performance metrics. The second step is accomplished when the committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus (for AIP) or target equity (for the performance share program) adjusted for final company performance and individual performance.

Under Section 4999 of the Internal Revenue Code, there is an excise tax if change-in-control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. However, certain NEOs have change in control severance agreements that pre-date April 2009 and provide excise tax gross-ups, and avoid gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold.

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the Named Executive Officers (NEOs) of ComEd for the year ended December 31, 2015, presented in accordance with SEC requirements. Basic information about the elements of compensation as disclosed in the tables is shown below:

Salary:

•	Amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Table reflect actual salaries paid during the year including the effect of changes in salary rates.

•	Changes to base salary generally take effect on March 1. There may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus:

•	Reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts.

Stock Awards:

•	Values reported show the grant date fair value calculated in accordance with FASB ASC Topic 718.

•	Consist primarily of performance share unit awards and restricted stock unit awards pursuant to the terms of the 2011 Long-Term Incentive Plan.

•	Since 2013, award mix is 67 percent performance share units and 33 percent restricted stock units; stock options are no longer granted.

Performance Share Units:

•	Compensation and leadership development committee redesigned structure in 2013.

•	Reduced goal categories from six to two: financial management (weighted at 60 percent) and operational excellence (weighted at 40 percent). Within the goal categories there are quantitative metrics.

•	Performance period lengthened from one to three years.

•	Maximum payout for performance share units is 150 percent of target; threshold payout is 50 percent of target.

•	Total shareholder return reinstated as a formulaic award modifier. Awards can be increased or decreased by up to 25 percent based on total shareholder return performance relative to other energy services companies with business models most similar to ours.

•	Individual performance multiplier can increase awards up to 10 percent or reduce awards by up to 50 percent.

•	Threshold, target and distinguished goals for performance share unit awards established on the grant date (generally the date of the first committee meeting in the first year in the performance period).

•	Actual performance against the goals for each year in the performance period established at the first committee meeting after the completion of the year.

•	At the end of the three-year performance period awards are made based on the average of the level of performance for each of the three years in the performance period, and the award date is the date of the first committee meeting after the completion of the third year in the performance period.

•	Under the new design, performance shares vest immediately; under the former one-year performance period structure, awards vested one-third upon award with one-third vesting on the date of the next two January committee meetings.

•	Performance share unit awards are settled 50 percent in Exelon common stock and 50 percent in cash.

Transition Awards:

•	One-time grant of transition awards made in 2013 in connection with the transition to the three-year performance period for performance shares so that the amount of performance share awards vesting each year would be consistent during the period until the 2013-15 performance shares vested.

•	Transition awards use the same goals and metrics as the performance shares, except that the total shareholder return modifier and individual performance multipliers do not apply.

Restricted Stock Units:

•	Vest ratably on the date of the next three January committee meetings.

•	In limited cases, restricted stock units are granted to executives as a means to recruit and retain talent.

•	May be used for new hires to offset annual or long-term incentives forfeited from a previous employer.

•	May also be used as a retention vehicle, vesting after pre-determined period of time and subject to forfeiture upon voluntarily termination.

•	May incorporate performance criteria as well as time-based vesting.

•	Amounts of restricted shares held by each NEO shown in the footnotes to the Outstanding Equity Table.

Stock Options:

•	Not granted since 2012.

•	Prior to 2013 made pursuant to terms of Long-Term Incentive Plan.

•	Granted at a strike price that was not less than the fair market value of a share of stock on the date of grant.

•	Fair market value was defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange.

•	Individuals receiving stock options were provided right to buy fixed number of shares of Exelon common stock at the closing price on the grant date.

•	Target for the number of options awarded determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the committee using a lattice binomial ratio valuation formula.

•	Options vest in equal annual installments over a four-year period and have a term of 10 years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination without cause. Time vesting adds a retention element to the stock option program.

•	Under the terms of the Long-Term Incentive Plan stock options may not be re-priced or cashed out.

Non-equity incentive plan compensation:

•	Includes amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved.

•	Amount of the annual incentive target opportunity expressed as a percentage of base salary, with actual awards determined using the base salary at the end of the year.

•	Threshold, target and distinguished (i.e. maximum) achievement levels established for each goal.

•	Threshold set at the minimally acceptable level of performance, for a payout of 50 percent of target.

•	Target set consistent with the achievement of the business plan objectives.

•	Distinguished set at a level that significantly exceeds the business plan and has a low probability of payout, capped at 200 percent of target.

•	Awards interpolated to the extent performance falls between the threshold, target, and distinguished levels.

Summary Compensation Table

Year (a)	Salary ($) (b)	Bonus ($) Note 1 (c)	Stock Awards ($) Note 2 (d)	Option Awards ($) Note 3 (e)	Non-Equity Incentive Plan Compensation ($) Note 4 (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) Note 5 (g)	All Other Compensation ($) Note 6 (h)	Total ($) (i)
Anne R. Pramaggiore President and Chief Executive Officer, ComEd
2015	$601,439	$48,604	$973,230	$—	$486,040	$159,521	$39,363	$2,308,197
2014	585,271	18,553	879,840	—	371,064	124,098	39,009	2,017,835
2013	563,708	47,328	1,348,535	—	473,280	159,521	26,712	2,619,084

Joseph R. Trpik, Jr. Senior Vice President, Chief Financial Officer and Treasurer, ComEd
2015	339,436	—	341,026	—	201,372	82,909	31,124	995,867
2014	331,157	9,436	341,220	—	188,713	68,083	23,148	961,757
2013	322,851	9,078	463,803	—	181,554	82,909	21,331	1,081,526

Terence R. Donnelly Executive Vice President and Chief Operating Officer, ComEd
2015	417,154	315,136	488,034	—	302,723	222,521	38,188	1,783,756
2014	404,346	28,232	487,860	—	282,315	152,441	28,104	1,383,298
2013	389,471	26,769	662,575	—	267,688	223,048	26,297	1,595,848

Thomas S. O’Neill Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
2015	377,690	250,000	341,026	—	248,963	95,263	33,263	1,346,205
2014	368,478	11,665	341,220	—	233,312	78,466	23,308	1,056,449
2013	359,235	11,223	463,803	—	224,461	95,263	22,504	1,176,489

Fidel Marquez, Jr. Senior Vice President, Governmental and External Affairs, ComEd
2015	341,084	250,000	341,026	—	202,350	47,820	58,079	1,240,359
2014	332,765	9,481	341,220	—	189,629	603,001	37,635	1,513,731
2013	324,159	9,122	463,803	—	182,435	47,820	39,131	1,066,470

Notes to the Summary Compensation Tables

(1)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years.
(2)	The amounts shown in this column include the aggregate grant date fair value of restricted stock units and performance share unit awards for the 2015-2017 performance period granted on January 26, 2015. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s and ComEd’s 2015 Annual Report on Form 10-K. The performance share unit awards are subject to performance conditions. The grant date fair value and the value of these awards assuming the highest level of performance, including the maximum total shareholder return multiplier and the maximum individual performance multiplier, are as follows:

	Performance Share Unit Value
	At Target	At Maximum
Pramaggiore	$652,068	$1,304,137
Trpik Jr.	228,483	456,967
Donnelly	326,986	653,973
O’Neill	228,483	456,967
Marquez Jr.	228,483	456,967

(3)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted. No stock options were granted to the Named Executive Officers in 2015.
(4)	The amounts shown in this column for 2015 represent payments made pursuant to the Annual Incentive Program.
(5)	The amounts shown in this column represent the change in the accumulated pension benefit from December 31, 2014 to December 31, 2015. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2015.
(6)	The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name (a)	Perquisites ($) Note 1 (b)	Reimbursement for Income Taxes ($) Note 2 (c)	Payments or Accruals for Termination or Change in Control (CIC) ($) Note 3 (d)	Company Contributions to Savings Plans ($) Note 4 (e)	Company Paid Term Life Insurance Premiums ($) Note 5 (f)	Dividends or Earnings not included in Grants ($) (g)	Total ($) (h)
Pramaggiore	$18,076	$4,029	$—	$12,266	$4,992	$—	$39,363
Trpik Jr.	6,940	1,500	—	20,366	2,318	—	31,124
Donnelly	8,320	113	—	25,029	4,726	—	38,188
O’Neill	6,840	—	—	22,661	3,762	—	33,263
Marquez Jr.	34,160	332	—	20,465	3,122	—	58,079

Notes to All Other Compensation Table

(1)	The amounts shown in this column represents the incremental cost to ComEd to provide certain perquisites to NEOs as summarized in the Perquisites Table below.
(2)	Officers receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state, as well as on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose.
(3)	Represents the expense, if applicable, or the accrual of the expense that ComEd has recorded during 2015 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan continuation and other benefits as applicable. No expense was incurred in 2015 for a NEO.
(4)	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2015 was generally limited by IRS rules to $18,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.
(5)	ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2015 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees.

Perquisites

The following table indicates the various perquisites for which ComEd incurred incremental costs in 2015 for each named executive officer. A checkmark (✓) indicates perquisite usage during 2015 by the NEO listed at the top of the column.

Perquisite	Pramaggiore	Trpik Jr.	Donnelly	O’Neill	Marquez Jr.
Parking (1)	✓	✓	✓	✓	✓
Company gifts and matching contributions (2)	✓	✓	✓		✓
Financial Planning (3)					✓
Physical Examinations (4)	✓

Notes to Perquisite Table

(1)	For NEOs whose primary work location is downtown Chicago, ComEd’s office lease provides for a limited number of parking spaces that are available for ComEd use. When NEOs are unable to utilize the available spaces, ComEd provides reimbursement for parking expenses incurred at other public garages.
(2)	Executive officers may have the company make matching gifts to qualified charitable organizations up to $10,000 for 2015.
(3)	The company will pay limited annual financial planning costs for executives that are imputed as additional taxable income.
(4)	Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing.

Grants of Plan Based Award

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Note 1			Estimated Possible Payouts Under Equity Incentive Plan Awards Note 2			All	All Other Options Awards: Number of Securities Underlying Options (#) (j)	Exercise or base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards Note 4 ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Plan ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	other Stock Awards: Number of Shares or Units Note 3 (#) (i)
Pramaggiore	1/26/2015	$211,400	$422,800	$845,600
	1/26/2015				3,274	17,463	34,926				$652,068
	1/26/2015							8,601			321,161
Trpik Jr.	1/26/2015	76,697	153,394	306,788
	1/26/2015				1,147	6,119	12,238				228,483
	1/26/2015							3,014			112,543
Donnelly	1/26/2015	115,299	230,597	461,194
	1/26/2015				1,642	8,757	17,514				326,986
	1/26/2015							4,313			161,047
O’Neill	1/26/2015	94,823	189,646	379,292
	1/26/2015				1,147	6,119	12,238				228,483
	1/26/2015							3,014			112,543
Marquez Jr.	1/26/2015	77,070	154,139	308,278
	1/26/2015				1,147	6,119	12,238				228,483
	1/26/2015							3,014			112,543

Notes to Grants of Plan Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.
(2)	NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 50% of target, with a total shareholder return multiplier of 75% and an individual performance multiplier of 50%. The possible maximum payout for performance shares was calculated at 150% of target, with a total shareholder return modifier of 125% and an individual performance multiplier of 110%, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.
(3)	This column shows additional restricted share unit awards made during the year. The award will vest in one third increments on January 25, 2016, January 30, 2017 and January 29, 2018.
(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2015. Fair value of performance share unit awards granted on January 26, 2015 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

	Options				Stock
	Note 1				Note 2		Note 3
Name (a)	Number of Securities Underlying Unexercised Options That Are Exercisable (#) (b)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#) (c)	Option Exercise or Base Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (f)	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $27.77 ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (i)
Pramaggiore	27,750	9,250	$39.81	12-Mar-2022	49,833	$1,383,862	76,526	$2,125,127
	5,300	—	58.55	22-Jan-2016
Trpik Jr.	11,250	3,750	39.81	12-Mar-2022	14,748	409,552	28,438	789,723
	4,300	—	56.51	26-Jan-2019
	3,400	—	73.29	27-Jan-2018
	4,000	—	59.96	21-Jan-2017
	3,063	—	58.55	22-Jan-2016
Donnelly	15,750	5,250	39.81	12-Mar-2022	21,663	601,582	40,514	1,125,074
	8,500	—	59.96	21-Jan-2017
	6,500	—	58.55	22-Jan-2016
O’Neill	11,250	3,750	39.81	12-Mar-2022	14,748	409,552	28,438	789,723
	8,300	—	46.09	24-Jan-2020
	8,300	—	56.51	26-Jan-2019
	6,000	—	73.29	27-Jan-2018
	7,700	—	59.96	21-Jan-2017
	6,500	—	58.55	22-Jan-2016
Marquez Jr.	11,250	3,750	39.81	12-Mar-2022	14,748	409,552	28,438	789,723
	2,650	—	58.55	22-Jan-2016

Notes to Outstanding Equity Table

(1)	Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date.
(2)	The amount shown includes unvested restricted stock unit awards and the performance share award earned for the performance period beginning January 1, 2013 and ending December 31, 2015. The unvested restricted stock unit awards are composed of the final third of the grant made in January 2013; two-thirds of the grant made in January 2014 and the full grant made in January 2015. All restricted stock unit awards continue to accrue additional shares through automatic dividend reinvestment. For Ms. Pramaggiore, the amount shown also includes a grant of 5,000 retention stock units made on March 13, 2012 which will vest on March 13, 2016 and a grant of 5,000 retention stock units made on January 28, 2013 that will vest on January 28, 2016. All shares are valued at $27.77, the closing price on December 31, 2015.
(3)	The amount shown is composed of the target performance share unit award made in January 2014 for the performance period ending December 31, 2016 and the target performance share unit award made in January 2015 for the performance period ending December 31, 2017. These target awards have been increased to reflect the highest possible level of performance for the period, 200%. All shares are valued at $27.77, the closing price on December 31, 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards Note 1
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Pramaggiore	—	$—	21,300	$795,355
Trpik Jr.	—	—	8,289	309,499
Donnelly	—	—	11,849	442,442
O’Neill	—	—	8,289	309,499
Marquez Jr.	—	—	8,289	309,499

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are composed of the following tranches of prior awards that vested on January 26, 2015: the final third of the performance share unit grant made with respect to the three-year performance period ending December 31, 2012; two-thirds of the transition award share granted on January 28, 2013; the second third of the restricted stock unit grant made on January 28, 2013 and the first third of the restricted stock unit grant made on January 27, 2014. All of these awards were valued at $37.34 upon vesting.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (“SAS”), which is the legacy ComEd pension plan. Effective January 1, 2001, Exelon also established a cash balance defined benefit pension plan in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to participate in a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.

The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average of the annual rate of return of the S&P 500 Stock Index and the 30-year Treasury bond rate (the interest rate is determined in November of each year). For employees hired on or after January 1, 2013, the annual investment credit is the second segment spot rate of interest on long-term corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $265,000 the individual 2015 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2015 is 2.83%. For participants in the cash balance pension plan, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this document.

Under the terms of the SERP, participants are provided the amount of benefits they would have received under the SAS or cash balance plan, as applicable, but for the application of the Internal Revenue Code limits.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance pension plan participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SERP lump sum amounts are determined using the rate of 5% for SAS participants both at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 3.94% as of December 31, 2014 and 4.29% as of December 31, 2015; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2015 mortality table is consistent with the mortality used in the Exelon December 31, 2015 pension disclosure.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Pramaggiore	Cash Balance	17.93	$566,601	$—
	SERP	17.93	504,770	—
Trpik Jr.	Cash Balance	14.60	370,328	—
	SERP	14.60	217,098	—
Donnelly	Cash Balance	32.53	1,142,866	—
	SERP	32.53	461,400	—
O’Neill	Cash Balance	14.36	371,593	—
	SERP	14.36	303,580	—
Marquez Jr.	SAS	33.18	1,582,003	—
	SERP	33.18	1,410,111	—

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Deferred Compensation Plan is a non-qualified plan that permits legacy Exelon and ComEd executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Exelon Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Exelon Employee Savings Plan permits employees to do so, and allows the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plan to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS.

The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon and ComEd executives to defer performance share units prior to 2007.

The following table shows the amounts that NEOs have accumulated under the Deferred Compensation Plan and the Stock Deferral Plan. The plan was closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the Employee Savings Plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of investment funds substantially the same as those funds available to all employees through the Employee Savings Plan. Deferred amounts represent unfunded unsecured obligations of the company.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2015 Note 1 (b)	Registrant Contributions in 2015 Note 2 (c)	Aggregate Earnings in 2015 Note 3 (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at 12/31/15 Note 4 (f)
Pramaggiore	$—	$—	$—	$—	$—
Trpik Jr.	4,466	4,110	(2,913)	—	47,689
Donnelly (5)	40,402	15,759	(21,585)	—	415,001
O’Neill (5)	5,635	5,410	44,779	—	987,166
Marquez Jr.	7,720	5,874	102	—	23,245

Notes to Nonqualified Deferred Compensation Table

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of their notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.
(4)	For all NEOs the aggregate balance (Column f) shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. Ms. Pramaggiore did not participate in the plan during 2015.
(5)	For Messrs. Donnelly and O’Neill the amounts shown in column (d) and column (f) also include the aggregate earnings and aggregate balance respectively of their Stock Deferral Plan account.

Potential Payments upon Termination or Change in Control

Change in control employment agreements and severance plan covering other named executives

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation and leadership development committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the CEO, executive committee and select senior vice presidents and higher officers. In 2003, the compensation committee reviewed the terms of the Exelon Corporation Senior Management Severance Plan (“SMSP”) and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction).

ComEd’s named executive officers have entered into individual change in control employment agreements or are covered by the change in control provisions of the SMSP, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.0 additional years of age and years of service and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

•	all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date, for options granted after that date;

•	life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

•	outplacement and financial planning services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the SMSP generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;

•	when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

•	upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

•	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

•	failure of a successor to assume the agreement;

•	a material breach of the agreement by Exelon; or

•	any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

•	refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

•	willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

•	commission of a felony or any crime involving dishonesty or moral turpitude;

•	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

•	any breach of the executive’s restrictive covenants.

If a named executive officer resigns for good reason or is terminated by Exelon or ComEd other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the SMSP:

•	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

•	during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

•	outplacement and financial planning services for at least twelve months.

Payments under individual agreements or the SMSP are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the SMSP means either of the following:

•	a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

•	a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or ComEd or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

The term cause under the SMSP generally has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the SMSP are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the compensation and leadership development committee of the board of directors.

Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2015. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Value of Unvested Equity Awards ($) Note 2 (c)	Total Value of All Payments and Benefits ($) Note 3 (d)
Pramaggiore	$486,000	$2,076,000	$2,562,000
Trpik Jr.	—	—	—
Donnelly	303,000	—	303,000
O’Neill	249,000	—	249,000
Marquez Jr.	202,000	—	202,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2015 Annual Incentive Plan (AIP), a pro-rated actual incentive award is payable upon retirement assuming an individual performance multiplier (IPM) of 100% and based on the number of days worked during the year of retirement. The amount above represents the executives’ 2015 annual incentive payout (after ComEd performance was determined) before applying the executive’s IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:

a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2015 of $27.77. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;

b.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2013-2015 performance share unit award. It is assumed the 2013, 2014 and 2015 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77; and

c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77.

(3)	The estimate of total payments and benefits is based on a December 31, 2015 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2015. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Value of Unvested Equity Awards ($) Note 2 (c)	Total Value of All Payments and Benefits ($) Note 3 (d)
Pramaggiore	$486,000	$2,354,000	$2,840,000
Trpik Jr.	201,000	779,000	980,000
Donnelly	303,000	1,113,000	1,416,000
O’Neill	249,000	779,000	1,028,000
Marquez Jr.	202,000	779,000	981,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)	Under the terms of the 2015 AIP, a pro-rated actual incentive award is payable upon death or disability assuming an IPM of 100% and based on the number of days worked during the year of termination. The amount above represents the executives’ 2015 annual incentive payout (after ComEd performance was determined) before applying his or her IPM, if applicable.
(2)	The Value of Unvested Equity Awards includes the following:

a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2015 of $27.77. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;

b.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2013-2015 performance share unit award. It is assumed the 2013, 2014 and 2015 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77; and

c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77.

(3)	The estimate of total payments and benefits is based on a December 31, 2015 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2015 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Retirement Benefit Enhancement ($) Note 2 (c)	Value of Unvested Equity Awards ($) Note 3 (d)	Health and Welfare Benefit Continuation ($) Note 4 (e)	Perquisites and Other Benefits ($) Note 5 (f)	Total Value of All Payments and Benefits ($) Note 6 (g)
Pramaggiore	$2,540,000	$144,000	$2,343,000	$42,000	$40,000	$5,109,000
Trpik Jr.	819,000	43,000	779,000	16,000	40,000	1,697,000
Donnelly	1,115,000	57,000	1,113,000	25,000	40,000	2,350,000
O’Neill	960,000	50,000	779,000	24,000	40,000	1,853,000
Marquez Jr.	823,000	450,000	779,000	22,000	40,000	2,114,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)	Represents the estimated severance benefit plus the annual incentive for the year of termination. For Ms. Pramaggiore, the severance benefit is equal to 2 times the sum of her (i) current base salary and (ii) target annual incentive. For all other executives, the severance benefit is equal to 1.25 times the sum of executive’s (i) current base salary and (ii) target annual incentive. In addition, under Section 4.2 of the Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination and assuming the NEO’s IPM is 100% pursuant to the terms in the 2015 AIP. The amount above represents the executives’ 2015 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.
(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:

a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2015 of $27.77. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;

b.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2013-2015 performance share unit award. It is assumed the 2013, 2014 and 2015 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77; and

c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77.

(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	The estimate of total payments and benefits is based on a December 31, 2015 termination date. The executives are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2015. Exelon has entered into a Change in Control agreement with Ms. Pramaggiore. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note 1 (b)	Retirement Benefit Enhancement ($) Note 2 (c)	Value of Unvested Equity Awards ($) Note 3 (d)	Health and Welfare Benefit Continuation ($) Note 4 (e)	Perquisites and Other Benefits ($) Note 5 (f)	Modified Gross-Up Payment / Scaleback ($) Note 6 (g)	Total Value of All Payments and Benefits ($) Note 7 (h)
Pramaggiore	$3,590,000	$222,000	$2,354,000	$62,000	$40,000	Not Required	$6,268,000
Trpik Jr.	1,272,000	75,000	779,000	25,000	40,000	Not Required	2,191,000
Donnelly	1,747,000	101,000	1,113,000	40,000	40,000	Not Required	3,041,000
O’Neill	1,488,000	87,000	779,000	38,000	40,000	Not Required	2,432,000
Marquez Jr.	1,278,000	796,000	779,000	35,000	40,000	($366,000)	2,562,000

Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)	Represents the estimated cash severance benefit. For Ms. Pramaggiore, the severance benefit is equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. For all other executives, the severance benefit is equal to 2 times the sum of the executive’s (i) current base salary and (ii) the Severance Incentive.

Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination. For Ms. Pramaggiore, the amount above represents her 2015 target annual incentive. Under Section 5.1(a)(i) of the Severance Plan, the executive is entitled to his or her annual incentive for the applicable performance period. For executives who participate in the SMSP, the amount above represents the executive’s 2015 actual annual incentive payout (after ComEd performance was determined) before applying his or her IPM, if applicable. Pursuant to the 2015 AIP, a pro-rated annual incentive award is payable, assuming the NEO’s IPM is 100%.

(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)	The Value of Unvested Equity Awards includes the following:

a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2015 of $27.77. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;

b.	the value of the executive’s unvested performance share units. The amount above includes the number of unvested shares earned for the 2013-2015 performance share unit award. It is assumed the 2013, 2014 and 2015 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77; and

c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2015 of $27.77.

(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continues during the severance period.
(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.
(6)	In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2009 will reduce the executive’s parachute payments to his or her safe harbor amount in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Ms. Pramaggiore entered into a CIC Employment Agreement in 2011 that provides her with such a “best after-tax” provision pursuant to which the company will reduce her parachute payments to her safe harbor amount if her after-tax benefits would be higher following such a reduction of payments. If her after-tax benefits would be higher without a reduction of her parachute payments to her safe harbor amount, the company will not reduce her payments and Ms. Pramaggiore will be responsible for paying the excise tax imposed under Section 4999 of the Internal Revenue Code.
(7)	The estimate of total payments and benefits is based on a December 31, 2015 termination date. Exelon has entered into change in control employment agreement with Ms. Pramaggiore. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

Non-Employee Director Compensation

For their service as directors of the company in 2015, ComEd’s non-employee directors received the compensation that is shown in the following table and explained in the accompanying notes. Three directors who are employed by Exelon or ComEd (specifically, Mr. Christopher M. Crane, Mr. Denis P. O’Brien, and Ms. Pramaggiore) are not shown in the table and receive no additional compensation for their service as directors.

	Annual Board & Committee Retainers	Board & Committee Meeting Fees	All Other Compensation Note 1	Total
James W. Compton	$70,000	$8,000	$—	$78,000
A. Steven Crown	70,000	8,000	—	78,000
Nicholas DeBenedictis	—	8,000	—	8,000
Peter V. Fazio, Jr.	70,000	8,000	—	78,000
Michael H. Moskow	70,000	8,000	15,000	93,000
Jesse H. Ruiz	70,000	8,000	15,000	93,000

Total All Directors	$350,00	$48,000	$30,000	$428,000

(1)	Values in this column represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching Gift Plan described below in Other Compensation.

Fees Earned or Paid in Cash

Non-employee directors of the ComEd board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis as a member of the Exelon board of directors, did not receive this retainer. All non-employee directors receive $2,000 for each board or committee meeting attended whether in person or by means of teleconferencing or video conferencing equipment.

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.

The ComEd board does not grant any type of equity.

Other Compensation

ComEd pays the cost of a director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a director’s guest when he or she accompanies the director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the director for the taxes on the imputed income. For 2015 there was no incremental cost incurred by any members of the ComEd board.

Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for senior officers; and up to $5,000 per year for other employees.

Beneficial Ownership

Exelon indirectly owns 127,002,904 shares of ComEd common stock, more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as January 31, 2016 by (1) any director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.

No ComEd securities are authorized for issuance under equity compensation plans.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E
	Beneficially Owned Shares	Shares Held in Company Plans (Note 1)	Vested Stock Options and Options that Vest Within 60 Days	Total Shares Held	Share Equivalents To Be Settled In Cash (Note 2)	Total Share Interest
DIRECTORS
James W. Compton	3,000	—	—	3,000	—	3,000
Christopher M. Crane	240,157	222,126	544,000	1,006,283	6,011	1,012,294
A. Steven Crown	—	—	—	—	11,949	11,949
Nicholas DeBenedictis	5,000	31,138	—	36,138	—	36,138
Peter V. Fazio, Jr.	1,000	—	—	1,000	—	1,000
Michael H. Moskow	—	—	—	—	—	—
Denis P. O’Brien	79,364	63,913	249,700	392,977	5,774	398,751
Jessie H. Ruiz	—	—	—	—	—	—

OFFICERS
Anne R. Pramaggiore (3)	49,385	31,549	37,000	117,934	—	117,934
Joseph R. Trpik, Jr.	11,486	7,683	26,700	45,869	424	46,293
Terrence R. Donnelly	36,220	11,676	29,500	77,396	1,875	79,271
Thomas S. O’Neill	5,952	10,560	45,300	61,812	2,421	64,233
Fidel Marquez, Jr.	12,004	7,683	15,000	34,687	66	34,753

TOTAL
Directors & Executive Officers as a group (17 individuals)	470,808	406,433	989,200	1,866,441	32,716	1,899,157

(1)	The shares listed under Shares Held in Company Plans, Column [B], include directors’ deferred stock units, officers’ restricted stock units and deferred shares held in the Stock Deferral Plan.
(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(3)	Ms. Pramaggiore is also a director.